Exhibit 3.9

Articles of Incorporation

Domestic Business Corporation – Stock

In compliance with the requirements of 15 Pa. C.S. §1306 (relating to articles of incorporation), the undersigned, desiring to incorporate a business corporation, hereby states that:

1.	The name of the Corporation is:

Advantage Health Harmarville Rehabilitation Corporation

2.	The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988.

3.	The address of the initial registered office of the Corporation in this Commonwealth is C T Corporation System 3 Gateway Center Pittsburgh, PA 15222

4.	The aggregate number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.

5.	The name and address of the incorporator are Holly L. Holdrege, Esq., 1500 Oliver Building, Pittsburgh, Pennsylvania 15222.

IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation on December 8, 1995.

/s/ Holly L. Holdrege
Holly L. Holdrege,
Incorporator

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